Exhibit 4.2  -- Consulting Service Contract

                          CONSULTING SERVICE CONTRACT
                               WITH T. J. JESKY


This consulting services agreement ("Consulting Agreement") is made as of this 10th day of July, 2002, by and between T. J. Jesky, 1801 E. Tropicana,
Suite 9, Las Vegas, NV 89119, (referred to herein as the "Consultant") and Benchmark Technology Corporation, 1250 South Burnham, Suite 212, Las Vegas, Nevada 89104 (referred to herein as the "Company"), with T. J. Jesky and Company collectively sometimes herein referred to as the "Parties". The Parties hereto, for ten (10) dollars and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

WHEREAS, the Company (a Nevada corporation) is a fully reporting company whose securities are traded on the Over-the-Counter Bulletin Board under the ticker symbol "BMKT"; and

WHEREAS, and the Consultant is a registered filing agent with the Securities and Exchange Commission ("SEC") and is in the business of assisting companies with the preparation of diligence material relating to drafting of SEC filings; and

WHEREAS, the Company wishes to retain T. J. Jesky as a non-exclusive corporate consultant; and

      IT IS, THEREFORE agreed that:

1. Services. The Company shall retain T. J. Jesky to provide general corporate consulting services which may include, but not be limited to: assistance in the drafting, preparation, and assistance with general filings in accordance with the Rules and Regulations of the Securities and
Exchange Commission. The filings to be worked on by the Consultant may include, but not be limited to filings such as Form 10K-SB for the calendar year ending December 31, 2002 and the Form 10Q-SB, for the periods ending June 30, 2002, September 30, 2002 and March 31, 2003.  Any required
Form 8-K, Form S-8, and other required filings through March 31, 2003.   The
Consultant shall agree to make himself available for the foregoing purposes and devote such business time and attention thereto as it shall determine is required.

The Company understands that any and all suggestions, opinions or advice given to the Company by the Consultant are advisory only and the ultimate responsibility, liability and decision regarding any action(s) taken or filings made lies solely with the Company and not with the Consultant.

2. Term. The term of this Consulting Agreement shall be from the date hereof until the Form 10Q-SB is completed for the period ended March 31, 2003 (the "Term"). This includes the completion of the annual report for 2002.

3. Compensation. As compensation for entering into this Consulting Agreement and for services rendered over the Term, Mr. T. J. Jesky shall be granted one hundred thousand (100,000) shares of the Company's common stock, par value $.001 per share. The Company hereby agrees to register the shares of common stock underlying the above referenced common stock on a Form S-8 registration statement.

4. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. The parties consent to the jurisdiction of the courts of the State of Nevada and the United States District Court of Nevada, and their respective appellate Courts and further waive objection to venue in any such court for all cases in controversy relating to disagreement or the relationship between the parties.

5. Independent Contractor Relationship. Consultant and the Company are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint ventures. Neither party shall have the power or right to bind or obligate the other party, nor shall it hold itself out as having such authority.

6. Indemnification. Company shall indemnify and hold harmless the Consultant from and against any and all losses, damages, liabilities, reasonable attorney's fees, court costs and expenses resulting or arising from any or omission by Company. The Consultant shall indemnify and hold harmless the Company from and against any and all losses, damages, liabilities, reasonable attorney's fees, court costs and expenses resulting or arising from any act or omission by the Consultant.

7.  Miscellaneous.

           7.1  Assignment. This Agreement is not transferable or assignable.

           7.2 Execution and Delivery of Agreement. Each of the parties shall be entitled to rely on delivery by fax transmission of an executed copy of this agreement by the other party, and acceptance of such fax copies shall create a valid and binding agreement between the parties.

          7.3 Titles. The titles of the sections and subsections of this agreement are for the convenience of reference only and are not to be considered in construing this agreement.

          7.4 Severability. The invalidity or unenforceability of any particular provision of this agreement shall not affect or limit the validity or enforceability of the remaining provisions of this agreement.

          7.5 Entire Agreement. This agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein and supersedes and replaces any prior agreements and understandings, whether oral or written, between them with respect to such matters.

         7.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above mentioned.


July 15, 2002

                                            BENCHMARK TECHNOLOGY CORPORATION

                                            By: /s/ John Dean Harper
                                            --------------------------
                                                John Dean Harper
                                                President/CEO

  AGREED AND ACCEPTED

  By:    /s/ T. J. Jesky
         ---------------------------
         T. J. Jesky
         1801 E. Tropicana, Suite 9
         Las Vegas, NV  89119


100,000 Shares. Number of Shares to be issued to T. J. Jesky pursuant to this agreement.